Exhibit 107

Calculation of Filing Fee Table
Form S-3
(Form Type)
Elicio Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(c)	1,213,000	$6.95	$8,430,350	$0.00014760	$1,244.32
Total Offering Amount					$8,430,350		$1,244.32
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$1,244.32

(1) The shares of common stock will be offered for resale by the selling stockholder pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.
(2) The registration statement registers the resale of 1,213,000 shares of common stock of the Registrant held by the selling stockholder.
(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the Plans are based on the average of the high and the low price of Registrant’s common stock as reported on The Nasdaq Capital Market on March 25, 2024.